Exhibit 99.1

The Dresser-Rand Business Accelerates License Fee Payments to Ener-Core and Evaluates Potential Expansion of License Agreement to Cover Deployment of Larger Power Capacity Products

Amended Agreement Results in $1.2 Million Accelerated License Fee Payment to Ener-Core

IRVINE, Calif. – April 12, 2017 - Ener-Core, Inc. (OTCQB: ENCR), a developer and licensor of innovative gas conversion technologies for global commercial and industrial facilities, and the Dresser-Rand business, part of Siemens Power and Gas Division, have amended their June 2016 Commercial and Manufacturing License Agreement (CMLA) to advance a partial payment of $1.2 million in license fees associated with the commercial sales of Power Oxidation (PO) systems within the 2 MW power capacity.

In addition, the Dresser-Rand business has the option to structure a new commercial offering with Ener-Core that will expand upon the power capacity of the Power Oxidation systems, from the currently licensed 1-4 MW range to potentially integrate the greater power capacity versions with the larger range of Siemens gas turbines. This amendment to the CMLA grants the Dresser-Rand business teams a five-month period to perform a market evaluation for the potential pairing of Ener-Core’s technology with various larger gas turbines, and negotiate an expanded license to manufacture and sell larger power capacity applications of Ener-Core’s technology.

The Ener-Core Power Oxidizer replaces the gas-fired combustion chamber within traditional combined heat and power gas turbines. The integrated product resulting from the pairing of the Power Oxidizer with traditional gas turbine technology enables the Dresser-Rand business to provide clients from a wide range of industries with a first-of-kind solution that can substantially reduce air pollution by enabling industrial sites to convert their low-quality waste gases directly into useful clean power, heat and steam. The Dresser-Rand business and Ener-Core engineering teams have worked collaboratively on the effort of integrating the Power Oxidizer into the Dresser-Rand 2 MW KG2 gas turbine and are nearing completion of the commissioning effort of the first two systems at the Pacific Ethanol Stockton industrial bio-refinery.

Jesus Pacheco, Executive Vice President of Technology and Innovation at the Dresser-Rand business, said: “We are pleased with the tremendous progress that our collective engineering teams have made on the development. It is a milestone that this new solution for converting previously unusable waste gases directly into clean power, heat and steam is now to be commissioned. The substantial progress made on the integration of the technology gives us a high confidence level for the commercialization of this innovative technology and allowed us to commit to an advanced payment on several KG2/PO licenses. We look forward to working with Ener-Core to potentially expand the scope of our existing license and looking into pairing the Power Oxidation technology with our larger gas turbines in the near future.”

Alain Castro, CEO of Ener-Core commented: “We are excited that the Dresser-Rand business is confident in the collective progress that our technical and commercial teams have made. Ener-Core sees this amendment and the $1.2 million license fee advance as a turning point in the commercialization of our Power Oxidizer technology as we strive toward profitability. We are also truly honored to continue working with their teams to evolve our Power Oxidation technology into larger sizes to accommodate an even wider range of gas turbine power capacities, and enable those gas turbines to produce useful, clean power from waste gases that are typically flared off by a wide range of industries.”

About Ener-Core

Irvine, California-based Ener-Core, Inc. (OTCQB: ENCR) owns and licenses its proprietary Power Oxidation technology, which has been commercially deployed and generates base load, clean power from polluting waste gases including methane. Ener-Core’s patented Power Oxidizer is designed to turn one of the most potent pollution sources into a profitable, “always on” source of clean energy. Ener-Core’s technology offers an alternative to the flaring (burning) of gaseous pollution while generating operating efficiencies and reducing the costs of compliance with environmental regulations. Ener-Core offers the 250 kW Ener-Core EC250 and the larger, 2 MW Ener-Core Powerstation KG2-3GEF/PO. For more information, please visit www.ener-core.com.

About the Dresser-Rand Business

The Dresser-Rand business, part of Siemens Power and Gas (PG), is a leading supplier of mission-critical, high-speed rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. As part of the global Siemens family, the Dresser-Rand business offers an equipment portfolio that includes turbo and reciprocating compressors; steam turbines; industrial and aero-derivative gas turbines; high-speed engines; and modular power substations. With the world's largest installed base, one of the world's largest technical support and service center networks, and a presence in more than 150 countries worldwide, the Dresser-Rand business delivers local solutions and services on a global scale. For more information, please visit www.dresser-rand.com.

Cautionary Statement Regarding Forward Looking Statements

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Information provided by Ener-Core, Inc., such as online or printed documents, publications or information available via its website, including this press release, contain forward-looking statements that involve risks, uncertainties, assumptions, and other factors, which, if they do not materialize or prove correct, could cause its results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed” and similar words. These statements may include, among others, plans, strategies, and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. The information contained in this release is as of the date of this press release. Except as otherwise expressly referenced herein or required by law, Ener-Core assumes no obligation to update forward-looking statements.

Media and Investor Relations:
MZ Group
Chris Tyson
Managing Director - MZ North America
Direct: 949-491-8235
ENCR@mzgroup.us
www.mzgroup.us